Exhibit 10.14

SUBLEASE AGREEMENT

This Sublease Agreement (the “Sublease”) is made as of October 26, 2020 (the “Effective Date”), by and between CLIMACELL, INC., a Delaware corporation (“Sublandlord”) and CLARION HEALTHCARE, LLC, a Massachusetts limited liability company (“Subtenant”), in the following factual context:

A. 280 HOLDINGS LLC, a Massachusetts limited liability company (“Master Landlord”) and Sublandlord are the parties to that certain Commercial Lease dated as of August 23, 2018 (the “Master Lease”). The Master Lease covers certain office space consisting in the aggregate of 13,532 rentable square feet of space (the “Premises”) in that certain building located at 280 Summer Street, Boston, Massachusetts (the “Building”), as more particularly described in the Master Lease.

B. Sublandlord desires to sublease to Subtenant and Subtenant desires to sublease from Sublandlord the Premises on the eighth (8th) floor of the Building and approximately as shown on the diagram attached as Exhibit A (the “Subleased Space”), on the terms and conditions set forth in this Sublease. The parties agree that the Subleased Space comprises the entirety of the 13,532 rentable square feet in the Premises, and that such figure is not subject to remeasurement or modification.

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1. Sublease

1.1 Grant. Sublandlord hereby subleases the Subleased Space to Subtenant and Subtenant hereby subleases the Subleased Space from Sublandlord on the terms and conditions set forth in this Sublease and the Master Lease. Except to the extent directly contradicted by the provisions of this Sublease, any capitalized terms not otherwise defined in this Sublease shall have the meanings ascribed thereto in the Master Lease.

1.2 Incorporation of Master Lease by Reference

(a) A true and partially redacted copy of the Master Lease is attached hereto as Exhibit B. Except to the extent such terms and provisions are inconsistent with or are specifically contrary to the express written provisions of this Sublease and except as provided in this Section 1.2, all of the terms, covenants and conditions of the Master Lease are by this reference incorporated herein and made a part of this Sublease with the same force and effect as if fully set forth herein, provided, however, that for purposes of such incorporation, (i) the term “Lease” as used in the Master Lease shall refer to this Sublease; (ii) the term “Landlord” (and other defined terms containing the term “Landlord” or any derivative thereof) as used in the Master Lease, and subject to the limitations of Sublandlord’s responsibilities to Subtenant under the Master Lease set forth in Section 5 below of this Sublease, shall refer to Sublandlord; (iii) the term “Tenant” (and other defined terms containing the term “Tenant” or any derivative thereof) as used in the Master Lease shall refer to Subtenant; (iv) the term “Term” as used in the Master Lease shall refer to the Term defined herein; (v) the term “Premises,” as used in the Master Lease shall refer to the Subleased Space; and (vi) the term “Base Rent” as used in the Master Lease shall refer to the Base Rent due under this Sublease. In the event of any inconsistency between the provisions set forth in this Sublease and the provisions of the Master Lease, as incorporated herein, the provisions of this Sublease shall control as between Sublandlord and Subtenant. Notwithstanding the foregoing, the following provisions of the Master Lease are expressly not incorporated into this Sublease: (1) the definitions of Term, Commencement Date, Rent Commencement Date, Security Deposit, Brokers, and any and all definitions or terms which are defined in or included in any of the Excluded Master Lease Provisions (as hereinafter defined) set forth in the Master Lease (except to the extent used or referred to in this Sublease), (2) Sections 3 and 3.1, the Base Rent amounts in Section 4, the payment address and ACH and wire transfer information in Section 4, Sections 5, 9.2, any interpretation of Section 14 that would require Subtenant to provide a mortgagee of Sublandlord with notice or would require Sublandlord to obtain an SNDA from such mortgagee, the terms of Sections 16 and 27 that would limit Sublandlord’s liability to its interest in the property and proceeds therefrom, and Exhibits B, F and XYZ; (3) such other terms of the Master Lease which are inapplicable, inconsistent with, or specifically modified by the terms of this Sublease (collectively, the “Excluded Master Lease Provisions”). Any reference to an allowance in the Master Lease is not incorporated herein. Subtenant shall be obligated to abide by those Move-In/Out & Large Deliveries Procedures and Smoking Policy of Master Landlord, included here as Exhibit D and made a part hereof. During the Term, Sublandlord shall not exercise the Option for Additional Space set forth in Section 3.1 of the Master Lease without Subtenant’s prior written consent (which may be withheld in Subtenant’s sole and absolute discretion). Any such exercise made without Subtenant’s prior written consent shall constitute an incurable default by Sublandlord, and Sublandlord shall be solely responsible for all costs arising out of any such exercise made without Subtenant’s prior written consent.

(b) Sublandlord shall have all of the same rights and remedies with respect to the Subleased Space as Master Landlord has with respect thereto under the Master Lease. This Sublease is expressly subject and subordinate to any mortgages or deeds of trust and all matters of record, ground leases and underlying leases to which the Master Lease is now or hereafter subject and subordinate pursuant to the Master Lease without the requirement of delivering any subordination, attornment and non-disturbance agreement or other agreements to Subtenant.

(c) With respect to any of Subtenant’s obligations to be performed under this Sublease, when the Master Lease grants Sublandlord a specific number of days to perform its corresponding obligation thereunder before the failure to perform constitutes an Event of Default, Subtenant shall perform such obligation not later than the date that is three (3) days prior to the date Sublandlord is obligated under the Master Lease to perform such obligation. In the event of any conflict between the provisions of the Master Lease and this Sublease, the Master Lease shall govern and control except to the extent directly contradicted by the provisions of this Sublease.

2. Term. The term of this Sublease (the “Term”) shall commence on the date (the “Term Commencement Date”) that is the later of (i) December 1, 2020, (ii) the date Sublandlord shall deliver the Subleased Space to Subtenant in broom clean condition and otherwise free of all tenants and occupants, with all of Sublandlord’s personal property removed therefrom (other than the Purchased Furniture described by Section 9 hereof), and (iii) the date Sublandlord receives a fully executed Master Landlord’s Consent to this Sublease. The Term shall expire at 11:59 p.m. EST on January 30, 2026 (the “Termination Date”), unless sooner terminated pursuant to any provision of the Master Lease or this Sublease. This Sublease shall immediately terminate as of the date the Master Lease is terminated, for any reason, prior to the Termination Date. Notwithstanding the foregoing or anything in this Sublease to the contrary, if the Term Commencement Date does not occur on or prior to February 15, 2021, Subtenant shall receive a credit against subtenant’s obligation to pay Rent hereunder, on a per diem basis, for each day between February 15, 2021 and the Term Commencement Date. In addition, if the Term Commencement Date does not occur on or before the Outside Termination Date (as hereinafter defined), then Subtenant shall have the right to terminate this Sublease, which shall be exercisable by written notice given thirty (30) days prior to the effective date of termination and delivered to Sublandlord at any time prior to the occurrence of the Term Commencement Date; provided that if the Term Commencement Date occurs prior to the end of such thirty (30) day period, Subtenant’s termination notice shall be deemed to be void and of no force or effect. For the purposes hereof, the “Outside Termination Date” shall be defined as March 15, 2021.

3. Rent

3.1 Base Rent.

(a) Commencing on the date (the “Rent Commencement Date”) that is two (2) months after the Term Commencement Date, Subtenant shall pay to Sublandlord, base rent (“Base Rent”) in the amount of Six Hundred Fifteen Thousand, Seven Hundred Six and 00/100 Dollars ($615,706.00) per annum, payable in equal monthly installments of Fifty-One Thousand, Three Hundred Eight and 83/100 Dollars ($51,308.83) per month, which Base Rent is $45.50 per rentable square foot in the Subleased Space. The Base Rent payable by Subtenant shall increase by $1.00 per rentable square foot per annum on each anniversary of the Rent Commencement Date during the Term.

(b) Base Rent and recurring payments of Additional Rent shall be payable in equal monthly installments, in advance, on the first day of each and every calendar month during the term of this Sublease. Payments of Base Rent shall be paid to Sublandlord at Sublandlord’s address set forth above or at such other place as Sublandlord shall from time to time designate, in immediately available funds, without notice, demand, deduction or offset, but subject to Sections 3.7 and 5.4(a) hereof. Base Rent and Additional Rent for any partial month shall be pro-rated on a daily basis. Notwithstanding anything herein to the contrary, Subtenant shall deliver the first monthly installment of Base Rent due hereunder to Sublandlord simultaneously with Subtenant’s execution and delivery of this Sublease.

3.2 Real Estate Taxes. From and after the Rent Commencement Date, Subtenant shall pay, as Additional Rent, Tenant’s Tax Share (as defined in the Master Lease) of the amount that Real Estate Taxes for each tax fiscal year after the Tax Base Year exceed the Real Estate Taxes for the Tax Base Year. Tenant shall pay Tenant’s Tax Share of such excess, as estimated by Sublandlord (based on written estimates received from Master Landlord), on a monthly basis, subject to annual reconciliation. As used herein, the Tax Base Year is tax fiscal year 2021 (July 1, 2020 to June 30, 2021); and

3.3 Operating Costs. From and after the Rent Commencement Date, Subtenant shall pay, as Additional Rent, Tenant’s Share (as defined in the Master Lease) of the amount that Operating Costs for each calendar year after the Operating Cost Base Year exceed the Operating Costs for the Operating Cost Base Year, as grossed up to reflect ninety-five percent (95%) occupancy. Tenant shall pay Tenant’s Share of such excess, as estimated by Landlord (based on written estimates received from Master Landlord), on a monthly basis, subject to annual reconciliation. As used herein, the Operating Cost Base Year is calendar year 2021.

3.4 Calculations. Except as set forth herein to the contrary, Tenant’s Tax Share, Tenant’s Share, Real Estate Taxes and Operating Costs and Subtenant’s payments thereof shall be determined and calculated in accordance with Article 6 of the Master Lease. Such Additional Rent for Real Estate Taxes and Operating Costs and all other amounts payable by Subtenant under this Sublease are hereinafter referred to collectively as “Additional Rent.” Base Rent and Additional Rent may be referred to collectively as “Rent.”

3.5 Utilities. Commencing on the Term Commencement Date, and continuing throughout the remainder of the Term or such later date as Subtenant or anyone claiming by, through or under Subtenant remains in occupancy, Subtenant shall pay to Sublandlord, as Additional Rent, all amounts payable for utilities and other charges pursuant to Section 7 of the Master Lease within fourteen (14) days after delivery to Subtenant of an invoice therefor; provided, however, in the event the any utility is separately metered and the utility is provided directly to Subtenant from a service provider, Subtenant shall be responsible for the payment of any utility invoice directly to such provider rather than to Sublandlord.

3.6 Additional Charges. Subtenant shall also be responsible for its own telephone, facsimile transmitter, internet access, photocopier, and its other business expenses. In addition, if Subtenant shall procure any additional services from Master Landlord, including without limitation after-hours HVAC, or if additional rent or other sums are incurred for Subtenant’s sole benefit, including, without limitation, extra janitorial services, repairs and replacements to the Subleased Space caused or permitted by Subtenant, Subtenant shall make such payment to Sublandlord within thirty (30) days after Subtenant’s receipt of invoice. Notwithstanding the foregoing, Sublandlord shall be solely responsible for any fees or reimbursements payable to Master Landlord in connection with Subtenant’s request for Master Landlord’s consent to this Sublease. Any rent or other sums payable by Subtenant to Sublandlord under this Section 3.4 shall constitute and be due as “Additional Rent.”

3.7 Abatement of Rent Under Master Lease. Notwithstanding anything in this Sublease to the contrary, if the rent due under the Master Lease with respect to the Subleased Space is abated in whole or in part during the Term pursuant to any applicable provision of the Master Lease, then the Base Rent and Additional Rent due under this Sublease shall abate for the same period and to the same extent as the rent for the Premises is abated pursuant to the Master Lease.

4. Use. The Subleased Space shall be used for general office use and in accordance with the terms of the Master Lease. The Subleased Space shall not be used for any other purpose.

5. Master Lease

5.1 Compliance. Except to the extent otherwise provided in this Sublease, Subtenant covenants and agrees to assume, perform and observe all the terms, covenants and conditions required to be performed by Sublandlord, as Tenant under the Master Lease, with respect to the Subleased Space during the Term and to the extent such Master Lease provisions are incorporated herein, except to the extent such terms, covenants and conditions conflict with the terms of this Sublease. Subtenant further agrees that Subtenant’s performance of all such obligations shall be performed by Subtenant for the benefit of Sublandlord as well as for the benefit of Master Landlord, and that, except as otherwise provided herein, Sublandlord shall have, with respect to Subtenant, this Sublease and the Subleased Space, all of the rights and benefits provided to Master Landlord by the Master Lease.

5.2 Subordination. Subtenant covenants and agrees that this Sublease is expressly made subject and subordinate in all respects to (i) the Master Lease and to all of its terms, covenants and conditions (including without limitation those provisions not incorporated herein by reference, as set forth in Section 1.2 above of this Sublease); and (ii) any and all matters to which the tenancy of Sublandlord, as tenant under the Master Lease, is or may be subordinate. Subtenant shall not do, or permit or suffer to be done, any act or omission by Subtenant, its agents, employees, contractors or invitees which is prohibited by the Master Lease, or which would constitute a violation or default thereunder, or result in a forfeiture or termination of the Master Lease or render Sublandlord liable for damages, fines, or penalties under the Master Lease. Subject to Subtenant’s performance of its obligations hereunder, Sublandlord shall not default the Master Lease, or perform any act which would constitute a violation or default thereunder, or result in a forfeiture or termination of the Master Lease or render Sublandlord liable for damages, fines, or penalties payable to Master Landlord. Should the Master Lease expire or terminate during the Sublease Term for any reason, this Sublease shall terminate on the date of such expiration or termination of the Master Lease, with the same force and effect as if such expiration or termination date had been specified in this Sublease as the Termination Date and Sublandlord shall have no liability to Subtenant in the event of any such expiration or termination unless the Master Lease is being terminated by Master Landlord solely by reason of a default by Sublandlord that is not in any way attributable to a default by Subtenant hereunder (a “Sublandlord-Caused Master Lease Termination”).

5.3 Benefits of Master Lease. As long as this Sublease is in full force and effect, Subtenant shall be entitled, with respect to the Subleased Space, to the benefit of Master Landlord’s obligations and agreements to furnish utilities and other services to the Subleased Space (and to the tenant thereof) and to repair and maintain the Building and all other obligations of Master Landlord under the Master Lease. Notwithstanding anything provided herein or the Master Lease to the contrary, including the incorporation into this Sublease of the relevant sections of the Master Lease, Subtenant acknowledges and agrees that Sublandlord shall not be obligated to furnish any services or utilities of any nature whatsoever or be responsible for the performance of any of Master Landlord’s covenants or obligations under the Master Lease, and shall not be liable in damages or otherwise for any negligence of Master Landlord or for any damage or injury suffered by Subtenant as a result of any act or failure to act by Master Landlord, or any default by Master Landlord in the performance of its obligations under the Master Lease. Sublandlord shall not be bound by and expressly does not make any of the indemnifications, representations or warranties, if any, made by Master Landlord under the Master Lease. If Master Landlord shall default in the performance of its obligations under the Master Lease, Sublandlord, upon receipt of written notice thereof from Subtenant, shall use commercially reasonable efforts promptly and timely and in consultation with Subtenant to cause Master Landlord to perform its obligations under the Master Lease and to enforce the terms thereof, provided such commercially reasonable efforts shall not require Sublandlord to expend any money or commence any litigation to cause Master Landlord to perform its obligations under the Master Lease.

5.4 Liability of Sublandlord.

(a) Except for direct damages caused by a Sublandlord-Caused Master Lease Termination, Sublandlord shall not incur any liability whatsoever to Subtenant for any injury, inconvenience, incidental or consequential damages incurred or suffered by Subtenant as a result of the exercise by Master Landlord of any of the rights reserved to Master Landlord under the Master Lease, nor shall such exercise constitute a constructive eviction or a default by Sublandlord hereunder. Except as otherwise set forth herein, Subtenant’s obligations to pay Base Rent, Additional Rent and any other charges due under this Sublease shall not be reduced or abated in the event that Master Landlord fails to provide any service, to perform any maintenance or repairs, or to perform any other obligation of Master Landlord under the Master Lease, except if and only to the extent that Sublandlord’s obligation to pay Base Rent, Additional Rent and other charges under the Master Lease with respect to the Subleased Space is actually reduced or abated as a result of Master Landlord’s failure.

(b) Notwithstanding anything contained in this Sublease to the contrary, Sublandlord shall not be liable to Subtenant in connection with any matter arising from or relating to this Sublease for any consequential, punitive, special or indirect damages. Sublandlord shall be liable for any direct damages suffered by Subtenant as a direct result of a Sublandlord-Caused Master Lease Termination.

5.5 Approvals and Consents. In all provisions of the Master Lease requiring the approval or consent of, or notice to, Master Landlord, Subtenant shall be required to obtain the approval or consent of, or provide notice to, both Master Landlord and Sublandlord. If Sublandlord is obligated to be reasonable with respect to any approval or consent required under the terms of this Sublease, in addition to and without limitation of any reasons set forth in the Master Lease for which Sublandlord may withhold consent, Sublandlord shall not be deemed to be unreasonable in withholding such consent if Master Landlord withholds its consent thereto and Sublandlord shall have no liability to Subtenant for any loss, damage or injury in the event that Master Landlord withholds its consent. In the event Subtenant requires consent from Master Landlord, Sublandlord agrees to make commercially reasonable efforts to obtain the same, provided such commercially reasonable efforts shall not require Sublandlord to expend any money to third parties (including Master Landlord, unless Subtenant agrees to pay such amounts to Sublandlord in advance), or increase its obligations or decrease its rights under the Master Lease. If Subtenant desires to continue occupying the Subleased Space beyond the Termination Date pursuant to a direct lease with Master Landlord, Sublandlord agrees to not interfere with Subtenant’s efforts to negotiate and enter into such a direct lease.

5.6 Quiet Enjoyment. Sublandlord covenants that, subject to the terms and conditions of the Master Lease and this Sublease, so long as Subtenant is not in default beyond the expiration of any applicable cure period, Subtenant shall not be disturbed in the enjoyment of the Subleased Space by Sublandlord or by anyone claiming by, through or under Sublandlord.

5.7 Copies of Notices. Whenever a notice is given or received pursuant to the Master Lease or SNDA executed by Sublandlord in connection therewith by or to Sublandlord or Subtenant which has relevance to the Subleased Space, Sublandlord and Subtenant each agree promptly to provide the other with a copy of such notice.

6. Signage and Telecommunications.

6.1 Signage. Subtenant, at Sublandlord’s sole cost and expense, shall be entitled to building standard signage, provided the same is in accordance with Master Landlord’s signage program and subject to Sublandlord’s and Master Landlord’s prior written consent, which consent of Sublandlord will not be unreasonably withheld. Sublandlord shall promptly submit to Master Landlord Subtenant’s request for signage in accordance with this Section 6.1. All signage shall comply with the terms of the Master Lease and with all federal, state and local rules, regulations, statutes, and ordinances at all times during the Term.

6.2 Telecommunications. Subtenant shall be responsible, at Subtenant’s sole cost and expense, for arranging for all telecommunications and data transmission services to the Subleased Space with the approved service providers for the Building. Subtenant shall, at Subtenant’s sole cost and expense, remove all wiring, cabling and other installations made by or on behalf of Subtenant in the Building on or before the expiration or earlier termination of the Term of this Sublease but shall have no obligation to perform or pay for the removal of any wiring, cabling or other installations that existed within the Subleased Space prior to the Term Commencement Date.

7. Security Deposit.

7.1 Amount. Upon execution of this Sublease by Subtenant, Subtenant shall deliver to Sublandlord readily available funds in the amount of $102,617.66 (the “Security Deposit”).

7.2 Use. If Subtenant defaults and/or fails to perform with respect to any provision of this Sublease in either case in excess of applicable notice and cure periods, Sublandlord may (but shall not be obligated to) use, apply, or retain all or any portion of the Security Deposit to: (a) pay any sum for which Subtenant is obligated; (b) compensate Sublandlord for any loss or damage which Sublandlord may suffer thereby including, without limitation, any future cost to repair damage to the Subleased Space or to clean the Subleased Space at the end of the Term; or (c) pay or reimburse Sublandlord for any other loss or damage caused by such default and/or failure. Any use, application, or retention of the Security Deposit shall not constitute a waiver by Sublandlord of its rights to enforce its other remedies under this Sublease, at law, or in equity.

7.3 Restoration. If any portion of the Security Deposit is so used or applied, Subtenant shall, within ten (10) Business Days after delivery of written demand from Sublandlord, restore the Security Deposit to its original amount. Subtenant’s failure to do so shall constitute a material breach of this Sublease, and in such event Sublandlord may elect, in addition to other remedies, to terminate this Sublease.

7.4 No Interest; Return. Sublandlord shall not be a trustee of the Security Deposit, and shall not be required to keep the Security Deposit separate from its other accounts. Sublandlord alone shall be entitled to any interest or earnings thereon and Sublandlord shall have the free use of same. If Subtenant fully and faithfully performs all of its obligations under this Sublease, then so much of the Security Deposit as remains shall be returned to Subtenant (without payment of interest or earnings thereon) within thirty (30) days after expiration of the Term or sooner termination of this Sublease.

8. Delivery Condition of the Subleased Space.

8.1 AS IS. Subject only to Section 2 hereof, Sublandlord delivers the Subleased Space to Subtenant in its “AS IS” condition with all faults and without any obligation on the part of Sublandlord to modify, improve or otherwise prepare the Subleased Space for Subtenant’s occupancy or to pay any money to prepare the Subleased Space for Subtenant’s occupancy. Subtenant acknowledges that Sublandlord has made no warranty or representation, express or implied, as to the present or future condition of the Subleased Space or the fitness and availability of the Subleased Space for any particular use or any other matter relating to this Sublease by Sublandlord, Master Landlord, Sublandlord’s or Subtenant’s brokers or any other parties and Subtenant has relied upon its own examination of the Subleased Space in entering into this Sublease. By taking possession of the Subleased Space, Subtenant accepts the Subleased Space in its “AS IS” condition, subject to all applicable zoning, municipal, county, state and federal laws, ordinances, and regulations governing and regulating the use of the Subleased Space and any covenants or restrictions of record.

9. Furniture. On the Term Commencement Date, Sublandlord shall convey, assign and transfer for a purchase price of One Dollars ($1.00) the Sublandlord owned furniture in the Subleased Space and identified on Exhibit C (the “Purchased Furniture”), exclusive of (i) any IT/server related items and (ii) any items of furniture that Subtenant desires not to purchase as indicated by a notice to Sublandlord on or before November 1, 2020. Any furniture that Subtenant so notifies Sublandlord that Subtenant does not desire to purchase shall be removed from the Subleased Space by Sublandlord before the Term Commencement Date. The Purchased Furniture shall be transferred to Subtenant in its “AS IS,” where is, condition. Such Purchased Furniture shall be sold to Subtenant under separate Bill of Sale in the form and substance reasonably acceptable to Sublandlord and Subtenant. Subtenant shall be required remove the Purchased Furniture from the Subleased Space at the end of the Term or earlier expiration thereof.

10. Repairs; Alterations

10.1 Approval Required. Subtenant at its own cost shall keep the Subleased Space in good condition and repair and in accordance with the applicable terms of the Master Lease. Subtenant shall not perform or cause to be performed any interior or exterior improvements to the Subleased Space (“Subtenant Alterations”) without the prior written consent of Master Landlord (in accordance with the terms of the Master Lease) and Sublandlord, to be granted or withheld in Sublandlord’s reasonable discretion if approved by Master Landlord. Subtenant shall reimburse Master Landlord and Sublandlord for all costs they may incur in connection with reviewing any Subtenant Alterations, including, without limitation, Master Landlord’s and Sublandlord’s reasonable engineers’, architects’, attorneys’ and other consultants’ fees and costs.

10.2 Sublandlord Conditions to Approval. If Master Landlord and Sublandlord do approve any Subtenant Alterations, then, in addition to all the requirements of the Master Lease, Sublandlord may impose as a condition to its consent such requirements as Sublandlord may deem reasonable and desirable, including without limitation the requirement that Subtenant’s contractors and subcontractors of all tiers be approved by Sublandlord and that Subtenant and/or Subtenant’s contractor(s) post a payment and/or completion bond to guarantee the performance of its construction obligations. Subtenant shall pay the full cost of designing and constructing any Subtenant Alterations and shall keep the Subleased Space and the Building free from any liens arising out of work performed, materials furnished or obligations incurred by or on behalf of Subtenant. Subtenant shall provide Master Landlord and Sublandlord with: (a) copies of all permits obtained by Subtenant in connection with performing the Subtenant Alterations, prior to commencing construction; and (b) meet all requirements provided for in the Master Lease or as may be provided by Master Landlord for construction rules and regulations. If any mechanic’s lien is filed against the Subleased Space, or the real property of which the Subleased Space is a part, for work claimed to have been furnished to Subtenant, within seven days after Subtenant receives written notice thereof (or Subtenant’s knowledge thereof, if earlier), Subtenant shall discharge such lien by the payment in full thereof or by posting a bond under applicable law. Subtenant and Sublandlord shall each indemnify, defend and hold harmless Master Landlord from and against any and all claims, loss, expenses and damages resulting from or arising out of any alterations, additions or improvements in the Subleased Space or the Building by or on behalf of Subtenant or related filing of any mechanic’s lien against the Subleased Space, or the real property of which the Subleased Space is a part (including, among other things, reasonable attorneys’ fees and costs).

10.3 Removal. Prior to expiration of the Term or earlier termination of this Sublease, if Sublandlord so directs in writing at the time of Sublandlord’s approval thereof, Subtenant shall remove all Subtenant Alterations and restore the Subleased Space to the same condition as of the Term Commencement Date, ordinary wear and tear excepted (this exception will not apply to any condition resulting from misuse or improper care or maintenance of the Subleased Space by Subtenant or its agents, employees, contractors or invitees). If Subtenant fails to remove the Subtenant Alterations and restore the Subleased Space, then Sublandlord shall have the right to do so, and charge Subtenant the actual costs therefor, plus a service charge of ten percent (10%) of the costs incurred by Sublandlord.

11. Assignment or Subleasing

11.1 Consent Required. Notwithstanding any provision of the Master Lease to the contrary, Subtenant shall have no right to assign this Sublease or further sublease the Subleased Space without the written consent of Sublandlord and Master Landlord (in accordance with the terms of the Master Lease), which consent may be granted or withheld in Sublandlord’s and Master Landlord’s sole discretion. Sublandlord shall have the rights set forth in Article 13 of the Master Lease with respect to any assignment or sublease of the Subleased Space.

11.2 Form of Document. Every assignment or sublease, if any, shall contain such terms and conditions as shall be reasonably requested by Sublandlord’s and Master Landlord’s attorneys, and recite that: (a) it is and shall be subject and subordinate to the provisions of this Sublease and the Master Lease; (b) the assignee or subtenant assumes Subtenant’s obligation hereunder; and (c) the termination of this Sublease shall, at Sublandlord’s sole election, constitute a termination of every such assignment or sublease.

11.3 No Release of Subtenant. Regardless of Sublandlord’s and Master Landlord’s consent, no subletting or assignment shall release Subtenant of Subtenant’s obligation or alter the primary liability of Subtenant to pay the Rent and to perform all other obligations to be performed by Subtenant under this Sublease. The acceptance of Rent by Sublandlord from any other person shall not be deemed to be a waiver by Sublandlord of any provision of this Sublease. In the event of default by Subtenant or any successor or assignee which remains uncured after any applicable notice and cure periods, if any, Sublandlord may proceed directly against Subtenant without the necessity of exhausting remedies against such assignee, subtenant or successor.

11.4 Default. Notwithstanding anything herein to the contrary, an assignment which does not have Master Landlord’s and Sublandlord’s consent shall constitute a Default by Subtenant and in such event Sublandlord may elect, in addition to other remedies, to terminate this Sublease. If this Sublease is terminated, it shall not be treated as an asset of Subtenant.

12. Insurance. Subtenant, at its sole cost and expense, shall procure and maintain during the Term all insurance types and coverages required to be maintained by the Tenant under Article 17 of the Master Lease with respect to the Subleased Space. Sublandlord and Master Landlord shall be named as additional insureds on all such insurance policies. Subtenant hereby agrees that the property damage insurance carried by Subtenant hereunder shall provide for the waiver by the insurance carrier of any right of subrogation against Sublandlord and Master Landlord, and Subtenant further agrees that, with respect to any damage to property, the loss of which is covered by insurance carried by Subtenant or which would have been covered by the insurance coverages required to be carried by Subtenant under this Sublease, Subtenant releases Sublandlord and Master Landlord from any and all claims with respect to such loss to the extent of the insurance proceeds paid with respect thereto.

13. Indemnity. Subtenant’s indemnity obligations under the Master Lease which are incorporated by reference herein shall protect both Sublandlord and the other parties referenced in the Master Lease. Sublandlord shall indemnify, defend and hold Subtenant harmless from all claims, liabilities, losses and expenses, including reasonable attorney’s fees and costs, resulting from a Sublandlord-Caused Master Lease Termination.

14. Default

14.1 Default Described. The occurrence of any of the following shall constitute a material breach of this Sublease and a “Default” by Subtenant: (a) failure to pay Rent or any other amount within three (3) Business Days after the date it is due (a “monetary default”); (b) all those items of default set forth in the Master Lease and required to be performed by Subtenant hereunder which remain uncured after the cure period provided in the Master Lease, less three (3) Business Days; and/or (c) Subtenant’s failure to perform timely and subject to any cure periods any other material provision of this Sublease or the Master Lease as incorporated herein. Notwithstanding the provisions of clause (a) above to the contrary, Sublandlord agrees that, with respect to the first instance per calendar year on which there is a monetary default, Sublandlord will provide Subtenant with a written notice that such payment was not received and such failure will not constitute a Default of Subtenant unless such failure to pay is not cured within three (3) Business Days after receipt of such notice from Sublandlord. Other than the first monetary default per calendar year, Sublandlord will not be required to provide Subtenant with a notice of nonpayment as to any other monetary default by Subtenant during that same calendar year before such monetary default will constitute a Default by Subtenant under this Sublease.

14.2 Sublandlord’s Remedies. Sublandlord shall have, on account of any Default by Subtenant, all of the rights and remedies set forth in the Master Lease as if Sublandlord is Master Landlord. These remedies are not exclusive; they are cumulative and in addition to any remedies now or later allowed by law. Subtenant hereby expressly waives any and all rights of redemption to which it may be entitled by or under any present or future laws in the event Sublandlord or Master Landlord shall obtain a judgment for possession of the Subleased Space.

14.3 No Waiver. Sublandlord may accept Subtenant’s payments without waiving any rights under the Sublease, including rights under a previously served notice of default. No payment by Subtenant or receipt by Sublandlord of a lesser amount than any installment of Rent or other sums due shall be deemed as other than a payment on account of the amount due, nor shall any endorsement or statement on any check or accompanying any check or payment be deemed an accord and satisfaction; and Sublandlord may accept such check or payment without prejudice to Sublandlord’s right to recover the balance of such Rent or other sums, or pursue any other remedy provided in this Sublease, at law or in equity. If Sublandlord accepts payments after serving a notice of default, Sublandlord may nevertheless commence and pursue an action to enforce rights and remedies under the previously served notice of default without giving Subtenant any further notice or demand. Furthermore, Sublandlord’s acceptance of Rent from Subtenant when Subtenant is holding over without express written consent does not convert Subtenant’s tenancy from a tenancy at sufferance to a month-to-month tenancy. No waiver of any provision of this Sublease shall be implied by any failure of Sublandlord to enforce any remedy for the violation of that provision, even if that violation continues or is repeated. Any waiver by Sublandlord of any provision of this Sublease must be in writing. Such waiver shall affect only the provisions specified and only for the time and in the manner stated in the writing. No delay or omission in the exercise of any right or remedy by Sublandlord shall impair such right or remedy or be construed as a waiver thereof by Sublandlord. No act or conduct of Sublandlord, including, without limitation the acceptance of keys to the Subleased Space shall constitute acceptance or the surrender of the Subleased Space by Subtenant before the Termination Date. Only written notice from Sublandlord to Subtenant of acceptance shall constitute such acceptance or surrender of the Subleased Space. Sublandlord’s consent to or approval of any act by Subtenant which requires Sublandlord’s consent or approval shall not be deemed to waive or render unnecessary Sublandlord’s consent to or approval of any subsequent act by Subtenant.

14.4 Right to Cure. If Subtenant shall at any time during the Term fail to perform any of the obligations, conditions or covenants of this Sublease or the Master Lease within any applicable notice and cure period, Sublandlord shall have the right, but not the obligation, to immediately perform any such obligation, condition or covenant in order to protect Sublandlord’s leasehold interest. In the event Sublandlord suffers any cost or expense as a result of such performance, Subtenant shall reimburse Sublandlord for all such cost or expense, and any sum not paid within ten (10) days after Subtenant receives written demand for reimbursement shall bear interest at the interest rate set forth in Section 4.01 the Master Lease from the expiration of such ten (10) day period to the date of reimbursement by Subtenant.

14.5 Sublandlord Default. For purposes of this Sublease, Sublandlord shall not be deemed in default hereunder unless and until Subtenant shall first deliver to Sublandlord thirty (30) days’ prior written notice, and Sublandlord shall fail to cure said default within such thirty (30) day period, or in the event Sublandlord shall reasonably require in excess of thirty (30) days to cure such default, shall fail to commence said cure with such thirty (30)) day period, and thereafter diligently to prosecute the same to completion.

15. Brokers. Sublandlord and Subtenant each represent and warrant to the other that it has had no dealings with any real estate brokers or agents in connection with this Sublease other than Lincoln Property Company and Freudenheim (the “Brokers”), and it knows of no real estate broker or agent who is entitled to a commission, finder’s fee or similar compensation in connection with this Sublease other than the Brokers, who shall be compensated by Sublandlord pursuant to separate agreement. Except for the Brokers, Sublandlord and Subtenant each shall defend, indemnify and hold the other harmless from and against all liabilities and expenses (including reasonable attorney’s fees and costs) arising from any claims for a commission, finder’s fees or similar compensation based on the indemnitor’s dealings or contacts in connection with this Sublease.

16. Notices. All notices, demands, statements, designations, approvals or other communications (collectively, “Notices”) given or required to be given by either party to the other hereunder or by law shall be in writing and shall be: (a) sent by United States certified or registered mail, postage prepaid, return receipt requested (“Mail”); (b) transmitted by electronic mail (“email”), if such email is promptly (but no later than on the next following Business Day) followed by a Notice sent by one of the other methods permitted hereunder; (c) delivered by a nationally recognized overnight courier; or (d) delivered personally. Any Notice shall be sent, transmitted, or delivered, as the case may be, to Subtenant at the addresses set forth below, or to such other place as Subtenant may from time to time designate in a Notice to Sublandlord, or to Sublandlord at the addresses set forth below, or to such other places as Sublandlord may from time to time designate in a Notice to Subtenant. Any Notice will be deemed given: (i) five (5) days after the date it is posted if sent by Mail; (ii) the first (1st) Business Day after the date the email is transmitted, provided that if the email is received on a day other than a Business Day or after 5:00 p.m. local time at the destination, it shall be deemed delivered on the next following Business Day; (iii) the date the overnight courier delivery is made; or (iv) the date personal delivery is made, provided that if the personal delivery is effected on a day other than a Business Day or after 5:00 p.m. local time at the destination, it shall be deemed delivered on the next following Business Day. Any Notice given by an attorney on behalf of Sublandlord shall be considered as given by Sublandlord and shall be fully effective. Any Notice given by an attorney on behalf of Subtenant shall be considered as given by Subtenant and shall be fully effective. As of the date of this Sublease, any Notices to Sublandlord must be sent, transmitted, or delivered, as the case may be, to the following addresses:

Prior to the Term Commencement Date: –

CLIMACELL, INC.

280 Summer Street, 8th Floor

Boston, Massachusetts 02210

E-Mail:

From and after the Term Commencement Date:

CLIMACELL, INC.

Platinum Tower

21 Ha’Arba’a St. 20th Floor

Tel Aviv, Israel 6473921

E-Mail:

As of the date of this Sublease, any Notices to Subtenant must be sent, transmitted, or delivered, as the case may be, to the following addresses:

Prior to the Term Commencement Date: CLARION HEALTHCARE, LLC 1 Financial Center, Suite 1610 Boston, MA 02111 E-Mail:
and following the Term Commencement Date: At the Subleased Space, E-Mail:

Each party to this Sublease shall send to the other party copies of any and all notices and other communications it shall send to and receive from Master Landlord relating to the Subleased Space. Either party may designate different addresses for notice to such party by delivery of written notification of such changes to the other party in accordance with the notice provisions of this Sublease.

17. Surrender. Subtenant shall keep the Subleased Space, and every part thereof, in good order and repair and Subtenant shall surrender the Subleased Space at the expiration or earlier termination of the Term of this Sublease in the same condition as when received, excepting only ordinary wear and tear (this exception will not apply to any condition resulting from misuse or improper care or maintenance of the Subleased Space by Subtenant or its agents, employees, contractors or invitees), damage or loss by casualty or condemnation and repairs for which Subtenant is not responsible under the terms of this Sublease. Subtenant shall remove all of the Subtenant Alterations designated by Sublandlord pursuant to Section 10.3 of this Sublease and restore the Subleased Space to the same condition as of the Term Commencement Date. If Subtenant fails to remove the Subtenant Alterations and restore the Subleased Space, then Sublandlord shall have the right to do so, and charge Subtenant the actual costs therefor, plus a service charge of ten percent (10%) of the costs incurred by Sublandlord.

Notwithstanding anything to the contrary contained herein, but without requiring Subtenant to incur any out-of-pocket expense or vacate the Subleased Space or any portion thereof, Subtenant agrees to cooperate with Sublandlord in the event Sublandlord is obligated by Master Landlord to remove any Alterations or Cabling at the end of the Term or earlier termination thereof. Sublandlord represents to Subtenant that all alterations made to the Subleased Space in connection with the Master Lease prior to the Effective Date have either been completed by Landlord or made with Landlord’s written consent.

18. Master Landlord’s Consent. This Sublease is expressly conditioned upon Master Landlord’s written consent to this Sublease and the transfer of the right to either two (2) single parking spaces or one (1) tandem space at the Building, as provided in Section 37 of the Master Lease (the “Master Landlord’s Consent”).

19. Miscellaneous

19.1 Time of Essence. Time is of the essence with respect to the performance of every provision of this Sublease in which time of performance is a factor, including, without limitation, the giving of any Notice required to be given under this Sublease or by law, the time periods for giving any such Notice and for taking of any action with respect to any such Notice.

19.2 Partial Invalidity. If any term, provision or condition contained in this Sublease shall, to any extent, be invalid or unenforceable, the remainder of this Sublease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Sublease shall be valid and enforceable to the fullest extent possible permitted by law; provided that, if a material provision is adjudged void or unenforceable, the parties shall negotiate, in good faith, an equitable adjustment to such other provisions of this Sublease as may be necessary or appropriate to effectuate as closely as possible the parties’ intent as evidenced by this Sublease.

19.3 Entire Agreement. There are no oral agreements between the parties hereto affecting this Sublease and this Sublease (including its exhibits, schedules, agreements and other documents referred to therein) constitutes the parties’ entire agreement with respect to the leasing of the Subleased Space and supersedes and cancels any and all previous negotiations, arrangements, letters of intent, agreements and understandings, if any, between the parties, and none thereof shall be used to interpret or construe this Sublease. The foregoing shall not affect the continued validity and effectiveness of any confidentiality or non-disclosure agreement between the parties. None of the terms, covenants, conditions or provisions of this Sublease may be modified, deleted or added to except in writing signed by the parties.

20. Authority. Each of Subtenant and Sublandlord represents and warrants that it is duly formed in Delaware or Massachusetts (as applicable), and is an existing entity qualified to do business in the Commonwealth of Massachusetts and that it has full right and authority to execute, deliver and perform this Sublease. Each party represents and warrants to the other party that neither its execution, delivery of performance of this Sublease shall cause it to be in violation of any agreement, instrument, contract, law, rule or regulation by which it is legally bound, and either party shall protect, defend, indemnify and hold the other party harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, arising from a breach of this representation and warranty by it.

20.1 Attorneys’ Fees. In the event that either Sublandlord or Subtenant should bring suit for the possession of the Subleased Space, for the recovery of any sum due under this Sublease, or because of the breach of any provision of this Sublease or for any other relief against the other, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party. In any case where Subtenant requests permission from Sublandlord to assign, sublet, make alterations, or receive any other consent or obtain any waiver from or modification to the terms of this Sublease, Subtenant shall reimburse Sublandlord for Sublandlord’s reasonable attorney’s fees incurred by Sublandlord in reviewing such request. References to a party’s attorney’s fees under this Sublease will include the reasonable fees of each party’s in-house attorneys at their normal billing rates.

20.2 Governing Law; WAIVER OF TRIAL BY JURY. This Sublease shall be construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, SUBLANDLORD AND SUBTENANT HEREBY BY CONSENT TO: (A) THE JURISDICTION OF ANY FEDERAL, STATE, COUNTY OR MUNICIPAL COURT SITTING IN THE COMMONWEALTH OF MASSACHUSETTS; (B) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY MASSACHUSETTS LAW; AND (C) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS SUBLEASE, THE RELATIONSHIP OF SUBLANDLORD AND SUBTENANT, SUBTENANT’S USE OR OCCUPANCY OF THE SUBLEASED SPACE, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY.

20.3 Confidentiality. Subtenant and Sublandlord each acknowledges that the content of this Sublease and of the Master Lease and any related documents are confidential information and agrees that it shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than its and its affiliates’ employees, directors, officers and their financial, legal, and space planning consultants and its and its affiliates’ current and potential lenders and investors, all of whom shall be subject to this confidentiality provision, and as otherwise required by law.

20.4 Holding Over. Subtenant shall have no right to holdover. If Subtenant does not surrender and vacate the Subleased Space at the expiration of the Term or earlier termination of this Sublease, Subtenant shall be a tenant at sufferance and Rent shall be at the rate set forth in Article 22 of the Master Lease, plus, all other Additional Rent and other charges payable by Sublandlord under this Sublease for the entire Subleased Space during such period and (ii) the additional holdover charge (if any) that Sublandlord actually pays to Master Landlord in accordance with Section 22 of the Master Lease on account of Subtenant’s holdover. In connection with the foregoing, Sublandlord and Subtenant agree that the reasonable rental value of the Subleased Space following the Termination Date or earlier termination of the Sublease shall be the amounts set forth above. Sublandlord and Subtenant acknowledge and agree that, under the circumstances existing as of the Effective Date, it is impracticable and/or extremely difficult to ascertain the reasonable rental value of the Subleased Space and that the reasonable rental value established in this Section 20.4 is a reasonable estimate of the damage that Sublandlord would suffer as the result of Subtenant’s failure to timely surrender possession of the Subleased Space. The parties acknowledge that the liquidated damages established herein is not intended as a forfeiture or penalty. Notwithstanding the foregoing, and in addition to all other rights and remedies on the part of Sublandlord if Subtenant fails to surrender the Subleased Space upon the termination or expiration of this Sublease, in addition to any other liabilities to Sublandlord accruing therefrom, Subtenant shall indemnify, defend and hold Sublandlord and Master Landlord harmless from all claims, liabilities, losses and expenses, including reasonable attorney’s fees and costs, resulting from such failure.

20.5 Successors and Assigns. Subject to the limitations set forth in Section 11, this Sublease shall be binding upon each of the parties and their respective successors and assigns.

20.6 Interpretation. Preparation of this Sublease has been a joint effort of the parties and the resulting document shall not be construed more severely against one of the parties than against the other.

20.7 Exhibits and Attachments. All Exhibits and attachments to this Sublease are a part hereof.

20.8 Counterparts. This Sublease may be executed in counterparts with the same effect as if both parties had executed the same document. Both counterparts shall be construed together and shall constitute a single lease. Pages may be transmitted by facsimile or electronically and each of will be deemed an original. The signature pages of counterpart copies may be assembled to form one instrument.

20.9 Limited Liability. In no event shall the partners, principals, members, officers, stockholders, directors, employees or agents of either party be personally liable for the performance of the such party’s obligations under this Sublease.

20.10 Business Day. Any reference to the term “Business Day” in this Sublease mean any day other than a Saturday, a Sunday, or days when banks located in the Commonwealth of Massachusetts are closed for a legal holiday.

20.11 Memorandum of Record. Neither this Sublease, nor any memorandum hereof, shall be recorded.

[Signatures appear on the following page.]

The parties have executed this Sublease as of the Effective Date.

Sublandlord:	CLIMACELL, INC., a Delaware corporation

	By:	/s/ Shimon Elkabetz
Name & Title: Shimon Elkabetz, CEO

Subtenant:	CLARION HEALTHCARE, LLC, a Massachusetts limited liability company

	By:	/s/ Bart Lombardi
Name & Title: Bart Lombard, Managing Director & Founder

EXHIBIT A

DIAGRAM OF SUBLEASED SPACE

See Exhibit A to Master Lease

Exhibit B

MASTER LEASE

Exhibit C

FURNITURE SCHEDULE

Object	Amount
small desk	17
large desk	50
mesh desk chair	44
leather & mesh desk chair	1
grey conference room chair	19
black executive conference room leather chairs (small)	34
black executive conference room leather chairs (big)	1
black leather conference room chair striped back	32
black leather conference room chair round back	12
coffee tables	2
white boards (not mounted)	2
white folding chairs	12
white/blue kitchen chairs	12
tall white kitchen chairs	6
tall kitchen tables	3
kitchen table (wood and orange top)	4
small (round or square) conference room table	7
large conference room tables	3
tv on stands	2
tv on walls	2
mounted conference room TVs	8
built in bookshelves	1
filing cabinet	4
couch	3
bean bag lounge chairs	2
rolling lounge	2
nice chairs (grey, tan)	6
partitions in relaxation room (connected)	9
whiteboard on walls	8
white storage units connected to walls	5
coffee tables	2
reception tables	2
cubby storage in relaxation room	1
storage in relxation room (silver rack)	1
easel-style white board	1
office plants	16

dish rack	1
microwave	1
small round accent tables	3
brown mini desk in conference room	1
standing fan in conference room	1

Exhibit D

MOVE-IN/OUT & LARGE DELIVERY PROCEDURES AND SMOKING POLICY

PARK PROPERTY MANAGEMENT GROUP LLC 1963 Commonwelth Avenue Suite1 Brighton MA 02135 P 617 789 3944 F 617 789 3962 SMOKING POLICY Smoking is prohibited within thirty (30) feet of the front entrance of 280 Summer Street, Under no circumstance will smoking be permitted in any unassigned area of the building. Effective Immediately, the only permitted smoking area will be located at the exterior of the the lower lobby, rear entry/exit of the building. Temporary “non-smoking” signs will be posted in the front of the building untill façade renovations are completed. During this time, and at all times thereafter, these areas will be monitored for compliance. We again thank you in advance for your cooperation. Please do not hesitate to contact our office at 617.789.3944 with any questions or concerns you may have.

PARK PROPERTY MANAGEMENT GROUP LLC 1963 Commonwealth Avenue. Suite 1 •Brighton. MA 02135 P 617.789.3944 • f: 617.789.3962 • info@par0fng.com MOVE-IN/OUT &LARGE DELIVERIES PROCEDURES A written request fourteen (14) prior to anticipated move-in/out date must be provided to Park Property Management Group LLC (“PPMG”) via fax to 617.789.3962, or via email to info@parkpmg.com.Lessor will approve requested date and time within three (3) business days of receipt, provided that a move in or out time is available. In addition to move-in/out, any activity not related to moving in or moving out that may require interruption of entranceways, hallways, and/or elevator service, i.e. contractors performing work inside an office space, furniture delivery, etc, must be approved by PPMG fourteen (14) days in advance, and compliance with this form is required. Any activity not approved by PPMG will result in management denying access and/or delivery, as well as subjecting the Lessee to a fine imposed by Management No Lessee shall cause, or permit others to cause, any interruption in the normal service of the elevators. Any movement of furniture, freight or other personal property requires a reservation for use of the elevator and must be approved by PPMG no less than fourteen (14) days in advance. Any move by a Lessee having unique or special requirements must be approved in advance by management Lessees MUST notify management of large deliveries and MUST also be present to meet the delivery person(s). Upon written confirmation of said date, a non-refundable monitoring fee in the amount of $175.00 made payable to RETALS LLC must be submitted to the PPMG office at 1963 Commonwealth Avenue, Suite 1, Brighton, MA 02135, fourteen (14) days in advance by said Lessee in order to reserve the elevator for any moving activity. Upon completion of the move, the Lessee will be required to sign out with the monitor as stated below: The cost of a move monitor, assigned by PPMG to oversee the moving activity while on the 280 Summer Street premises, is $35.00 per hour: minimum of five (5) hours, additional hours will be billed in one (1) hour increments; i. You must sign out with the move monitor upon completion of the move, which will serve as confirmation of time for final billing as well as any damages to common areas as a result of move activity, if applicable—SEE ATTACHED. Moving activity is allowred only during the following hours: Monday—Friday 6:00pm - 11:00pm Saturday 9:00am—4:00pm Sunday & Holiday 10:00am - 4:00pm NO MOVE IS TO COMMENCE UNLESS THE MONITOR IS PRESENT TO CHECK IN. Version 11/24714 Subject to revision

D-1 1 ACTIVE/73527519.4 ACTIVE/105300284.6 PARK PROPERTY MANAGEMENT GROUP LLC 1963 Commonwealth Avenue. Suite 1 •Brighton. MA 02135 P 617.7B9.3944 • f: 617.7B9.3962 • info@par0mg.com If a move has not been completed by 11:00pm, Monday through Friday, the move can continue; however there will be an additional monitoring charge. Upon arrival, you must check-in with the assigned monitor prior to the commencement of the move. The monitor will install elevator pads, as well as post signs informing other occupants the elevator is being used for a move. Although we will do our best to have the elevator available for you at the arranged time, there may be delays due to time over-runs or breakdowns. Lessees MUST be present for movers. Lessees are responsible for seeing that their movers or deliverers remove all moving boxes, contents, etc, and related moving & personal materials. Moving boxes should not be left on site. These must be removed from the premises. THIS PROVISION OF THE MOVING POLICY WILL BE STRICTLY ENFORCED AND SUBJECT TO CHARGES. Lessees will be responsible for paying for the removal/disposal of any items left behind. Elevator dimensions: 7’ W x 45” D x 8’ 3” H Door opening: 41 W x 95” H The Lessor and its Agents shall not be liable for resulting injury, loss or damage. Further, a Certificate of Insurance for the moving company must be provided seven [7] days prior to the scheduled move. NO MOVE OR DELIVERY MAY OCCUR WITHOUT LESSEE SENDING A CERTIFICATE OF INSURANCE TO PPMG WITH LIABILITY COVERAGE OF SI,000,000 AND WORKMEN’S COMPENSATION COVERAGE SEVEN (7) DAYS PRIOR TO THE MOVE OR DELIVERY. PPMG shall have the right to take all such reasonable measures as it may deem advisable for the security of the building and its occupants. Failure to abide by any of the aforementioned will result in a $500 fine plus damages, if any. I HAVE READ AND ACCEPT THE MOVE-IN/OUT &LARGE DELIVERIES PROCEDURES OUTLINED ABOVE SIGNATURE DATS Version 11/24714 Subject to revision

ACTIVE/105300284.6 PARK PROPERTY MANAGEMENT GROUP LLC 1963 Commonwealth Avenue. Suite 1 •Brighton. MA 02135 P 617.789.3944 • f: 617.789.3962 • info@par0mg.com LESSEE CONTACT INFORMATION NAME: PHONE No.: INSURANCE Co.: MOVING COMPANY CONTACT INFORMATION NAME Co.: PHONE No.: INSURANCE Co.: MOVING INFORMATION DATE OF MOVE: MOVE START TIME: MOVE END TIME: DAMAGES: LESSEE DATE ASSIGNED MONITOR CATE Version 11/24714 Subject to revision ACTIVE/105300284.6